UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          December 14, 2010

TN-K ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27828	13-3779546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

649 Sparta Highway, Suite 102, Crossville, TN	38555
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(931) 707-9601

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under the terms of the September 2007 employment agreement with Mr. Ken Page, our CEO, we granted him three year non-plan options to purchase 3,000,000 shares of our common stock at an exercise price of $0.20 per share as partial compensation for his services to us.  Subsequent thereto, in September 2009 we adopted the TN-K Energy Group Inc. 2009 Equity Compensation Plan.  In September 2010 the original non-plan options granted to Mr. Page expired unexercised.

On December 14, 2010 our Board of Directors granted Mr. Page five year non-qualified options under to purchase 1,500,000 shares of our common stock at an exercise price of $0.30 per share.  While the number of options granted to Mr. Page is less than the original grant, and the exercise price is higher, these options were granted under our 2009 Equity Compensation Plan.

Item 8.01	Other Events.

Effective December 15, 2010 we entered into a Fifth Amendment to the Convertible Line of Credit Note with Mr. Dan Page pursuant to which he extended the due date of all amounts due under the Convertible Line of Credit from December 31, 2010 to December 31, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.19	Form of Fifth Amendment Convertible Line of Credit Note Agreement with Dan Page dated December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TN-K ENERGY GROUP INC.

Date: December 20, 2010	By: /s/ Ken Page
Ken Page, Chief Executive Officer and President